Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                            COMPOSITE SOLUTIONS, INC.

The undersigned, a natural person twenty-one years or more of age, acting as incorporator of this corporation under the Nevada Domestic Corporation Laws, hereby adopts the following Articles of Incorporation for such corporation:

1.   NAME. The name of the Corporation is Composite Solutions, Inc.

2. BUSINESS. The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Domestic Corporation Laws.

3.   CAPITAL STRUCTURE.

     3.1. AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is 60,000,000 shares, consisting of two classes of capital stock:

     (a) 50,000,000 shares of Common Stock, par value $.001 per share, (the "Common Stock"); and

     (b) 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

     3.2. PREFERRED STOCK RIGHTS, PREFERENCES & LIMITATIONS. Subject to the provisions of these Articles of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable corporate law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
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     (e) Whether or not the shares of that series shall nbe redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall he redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of, payment of shares of that series.

     4. BOARD OF DIRECTORS. The members of the governing board of this corporation shall be styled as directors and the number thereof at the inception of this corporation shall be one. The directors need not be shareholders of the corporation, nor residents of the State of Nevada. The name of the initial director is Vern Bock, whose mailing address is 21762 Tegley, Mission Viejo, California 92692. Each director shall be elected annually. Each director shall serve until his successor is duly elected and assumes the position as such director or until he resigns or is lawfully removed. The number of directors may be changed by the affirmative vote of those shareholders holding one-half of the issued and outstanding shares of this corporation.

     5. VOTING RIGHTS.

     5.1. VOTING OF COMMON STOCK. The holders of the Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders, with each Share entitled to one vote. The holders of Common Stock are not entitled to cumulate votes in the election of any directors.

     5.2. SUBJECT TO EXCHANGE RULES. In the event that the shares of Common Stock shall be listed and quoted on an exchange or other trading system, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors and the voting rights of the Holders of Common Stock shall at all times be consistent with the applicable rules and regulations, if any, for the Common Stock to he eligible for listing and quotation on such exchange or other trading system.

     5.3. PREFERRED STOCK. The Holders of each series of Preferred Stock shall have such voting rights, if any, as provided in Section 3.2 above.

     6. DIVIDENDS.

     6.1. RIGHTS OF HOLDERS OF COMMON STOCK. When, as, and if dividends are declared by the Corporation's Board of Directors, whether payable in cash, property, securities or rights of the Corporation or any other entity, the holders of shares of Common Stock shall be entitled to share equally in and to receive, in accordance with the number of Common Stock held by each such holder.

     6.2. ISSUANCE AND PAYMENT. Dividends payable under this Section 6 shall be paid to the holders of record of the outstanding Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of cash

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dividend. Any Common Stock issued as a dividend pursuant to this Section shall, when so issued, be duly authorized, validly issued, fully paid and nonassessable, and free of all liens and charges. The Corporation shall not issue fractions of Common Stock on payment of such dividend but shall issue a whole number of shares to such holder of Common Stock rounded up or down in the Corporation's sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

     7. LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment shall have been made to holders of outstanding Preferred Stock, if any, of the full amount to which they are entitled pursuant to these Articles of Incorporation and any resolutions that may be adopted from time to time by the Corporation's Board of Directors in accordance with Subsection 3.2 above, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, if any, to share ratably in accordance with the number of Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the holders of Common Stock, whether such assets are capital, surplus or earnings. For purposes of this Section, neither the consolidation or merger of the Corporation with or into any other corporation or corporations pursuant to which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), nor the sale, lease or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation as those terms are used in this
Section 7.

     8. BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

     9. ELECTIONS, MEETINGS BOOKS. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Nevada, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

     10. LIMITATION ON DIRECTOR LIABILITY. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director derived an improper personal benefit. If the Nevada Domestic Corporation Laws are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Nevada Domestic Corporation Laws. Any repeal or modification of this Section shall he prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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     11. INDEMNIFICATION.

     11.1. GENERAL. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in any other capacity while serving as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada Domestic Corporation Laws as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in Subsection 11.2, the Corporation shall indemnify any such person seeking indemnification;' in connection with a proceeding (Of part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided,' however, that if the Nevada Domestic Corporation Laws require, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer land not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

     11.2. FAILURE TO PAY A CLAIM. If a claim under Subsection 11.1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred m defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under

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the Nevada Domestic Corporation Laws for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada Domestic Corporation Laws, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct' shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     11.3. NOT EXCLUSIVE. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute. provision of this Certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.

     11.4. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trusts or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada Domestic Corporation Laws.

     11.5. DEFINITION OF THE CORPORATION. As used in this Section, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees and agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership.-joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     11.6. SEVERABILITY. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director, officer, employee and agent of the Corporation as to expenses (including attorneys' tees), judgments, tunes and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Corporation, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated or by any other applicable law.

     13. EXISTENCE. The Corporation is to have perpetual existence.

     14. AMENDMENT. The Corporation reserves the right to amend, alter change or repeal any provision contained in this Certificate of Incorporation, in the

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manner now or hereafter prescribed by statute' and all rights conferred upon stockholders herein are granted subject to this reservation.

     15. REGISTERED AGENT. The Corporation's registered agent is Pacific Corporate Services Inc. whose address for service of process, as well as mailing address, is 7631 Burmuda Road, Las Vegas, NV 89123.

     16. INCORPORATOR. The incorporator is Herbert M. Brugh whose address is 24491 Jeronimo Lane, Lake Forest, California 92630.

IN WITNESS WHEREOF, the undersigned incorporator hereby executes these Articles this 4th day of December. 1998.


/s/ Herbert M. Brugh
------------------------------
Herbert M. Brugh, Incorporator

                                 ACKNOWLEDGMENT

STATE OF CALIFORNIA    )
COUNTY OF ORANGE       )

This execution of this document was acknowledged before me by HERBERT M. BRUGH, duly proven to me be that person and witnessed by me to be person executing this document as Incorporator, on this 4th day of December, 1998.


/s/ R. S. Adler
--------------------------
Notary Public

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    Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78,380)

                                                                        Entity #
                                                                     C28480-1998
                                                                Document Number:
                                                                   2006270355-30
                                                                     Date Filed:
                                                           4/28/2006 10:20:31 AM
                                                                In the office of
                                                                     Dean Heller
                                                              Secretary of State

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
                       (PURSUANT TO NRS 78.385 and 78,380)


1.   Name of corporation: Composite Solutions, Inc.

2. The articles have been amended as follows (provide article numbers if available):

        ARTICLE 1.   The name of the corporation shall be: Lee Fine Arts, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%

4.   Effective date of filing (optional):


5.   Officer Signature (required): Thomas C. Bache

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


IMPORTANT: Failure to include any of the above Information and submit the proper fees may cause this filing to be rejected.